Exhibit 3.1

TOUGHBUILT INDUSTRIES, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES I PREFERRED STOCK

Pursuant to Section 78.1955 of the

Nevada Revised Statues

THE UNDERSIGNED, Michael Panosian, does hereby certify, on behalf of ToughBuilt Industries, Inc., a Nevada corporation (the “Corporation”), that the following resolution was duly adopted by the board of directors of the Corporation (the “Board”) duly called for and held on August 13, 2024, which resolution provides for the creation of a series of the Corporation’s Preferred Stock which is designated as “Series I Preferred Stock,” with the rights, powers, and preferences, and the qualifications, limitations, and restrictions thereof, set forth therein.

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), provides for a class of capital stock of the Corporation known as preferred stock, consisting of Five Million (5,000,000) shares, par value $0.0001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board is expressly authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate of designation pursuant to the Nevada Revised Statues, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers), preferences, and rights of each such Series Ind the qualifications, limitations, or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that effective as of August 26, 2024, pursuant to authority conferred upon the Board by the Articles of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board, (ii) the Board hereby authorizes the issuance of One Hundred (100) shares of Series I Preferred Stock, and (iii) the Board hereby fixes the designations, powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Articles of Incorporation that are applicable to all series of the Preferred Stock, as follows:

TERMS OF PREFERRED STOCK

1.  Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series I Preferred Stock (the “Series I Preferred Stock”), and the number of shares so designated shall be One Hundred (100). Each share of Series I Preferred Stock shall have a par value of $0.0001 per share.

2.  Dividends. The holders of Series I Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

3. Conversion into Common Stock. The holders of the shares of the Series I Preferred Stock shall not be entitled to convert any shares of Series I Preferred Stock into the Company’s Common Stock at any time.

4. Voting Rights. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class of Preferred Stock provided by law, the holder of the Series I Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any shareholders meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For so long as Series I Preferred Stock is issued and outstanding, the holders of Series I Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series I Preferred Stock being entitled to 51% of the total votes on all such matters regardless of the actual number of shares of Series I Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

4. Liquidation Preference. The holders of Series I Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

5. Other Preferences. The shares of the Series I Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the Articles of Incorporation of the Corporation.

6. No Impairment. The Corporation will not, either by amendment of its Articles of Incorporation or by amendment to the Certificate of Designation of the Rights, Privileges, Preferences and Restrictions of Series I Preferred Stock, or by resolutions adopted subsequent to the date hereof, or through any reorganization, transfer of assets, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 6, and in the taking of all such actions as may be necessary or appropriate in order to protect against the impairment of the rights of holders of the Series I Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series I Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 26th day of August 2024.

TOUGHBUILT INDUSTRIES, INC.

By:	/s/ Michael Panosian
	Name:	Michael Panosian
	Title:	Chief Executive Officer, President and Chairman of the Board of Directors